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                                                                    Exhibit 23.4

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-72927) of American Tower Corporation of our reports dated April 1, 1999 with respect to the financial statements of TeleCom Towers, LLC as of December 31, 1998 and 1997 and for the year ended December 31, 1998 and the period from September 30, 1997 (inception) to December 31, 1997 and the financial statements of TeleCom Towers Mid-Atlantic, LP, TeleCom Towers of the West, LP and TeleCom Southwest Towers, LP as of July 31, 1998 and December
31, 1997 and for the seven months ended July 31, 1998 and the year ended December 31, 1997 included in this Form 8-K.

                                             /s/ Ernst & Young LLP

Vienna, Virginia
September 15, 1999